Exhibit 10.4(c)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SIDE LETTER TO SECOND AMENDED AND RESTATED LICENSE AGREEMENT

This side letter (“Side Letter”) to the Second Amended and Restated License Agreement is made and entered into, effective as of December 17, 2021 (the “Side Letter Effective Date”), by and among Hadasit Medical Research Services and Development Ltd. (“Hadasit”), Cell Cure Neurosciences Ltd. (“CCN”) and Genentech, Inc. (“Genentech”) and F. Hoffmann-La Roche Ltd. (“FHLR”; together with Genentech, “Roche”). Hadasit, CCN and Roche are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Hadasit and CCN entered into that certain Second Amended and Restated License Agreement, effective as of June 15, 2017, as amended on November 30 2017 and on December 1, 2019, (the “Agreement”), pursuant to which Hadasit granted an exclusive license to CCN under certain of its intellectual property rights. Lineage Cell Therapeutics, Inc., parent of CCN (“Lineage”), and Roche, concurrently with the execution of this Side Letter, will execute a global collaboration and license agreement (the “Roche Agreement”; attached hereto as Exhibit A) related to the continued development and commercialization of products containing or comprising human stem cell-derived (such as human embryonic stem cell-derived and human induced pluripotent stem cell-derived) retinal pigment epithelial cells, and any precursors or progenitors thereof (“RPE Cells”) (including without limitation, OpRegen®).

In relation to the Roche Agreement, the Parties desire to modify certain terms and conditions under the Agreement solely as they apply to the Roche Agreement and only with respect to the use of RPE Cells solely for use in cell therapy for the diagnosis, amelioration, prevention and/or treatment of eye disorders (“RPE Field”). For clarity, such modifications shall only apply with respect to the Parties’ obligations under the Agreement with respect to activities under the Roche Agreement. In addition, such changes shall cease to apply if CCN or its assets relating to subject matter of the Roche Agreement is/are acquired by Roche or an Affiliate of Roche or if CCN becomes an Affiliate of Roche.

Further to the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

1.1 Capitalized Terms. Capitalized terms used in this Side Letter shall have the meanings set forth in the Agreement, unless otherwise defined hereunder.

2. ACKNOWLEDGMENT; SCOPE; Opportunity to Cure Breach; DIRECT LICENSE TO ROCHE

2.1 Acknowledgment of Roche Agreement. Hadasit hereby acknowledges and consents to the identity of Roche as a Sublicensee of Lineage as contemplated under the Roche Agreement with Roche. Nothing in this Section 2.1 shall be deemed a confirmation by Hadasit that the Roche Agreement is consistent with the terms of the Agreement or as a consent by Hadasit to any provisions that may be inconsistent with the Agreement, except as specifically agreed to in this Side Letter.

2.2 Scope. This Side Letter and the terms and conditions hereunder relate to the scope of the rights and obligations granted under the Agreement for the RPE Field only.

2.3 Ability for Roche to Cure Breach. If, at any time during the Term (as defined in the Roche Agreement), CCN breaches the Agreement, Hadasit shall notify Roche of such breach in writing simultaneously with Hadasit’s notice thereof to CCN pursuant to the Agreement. If CCN fails to cure such breach within the applicable cure period set forth in the Agreement and such breach was not caused by an act or omission of Roche, Roche shall have the right, within thirty (30) days after the last day of CCN’s cure period to cure such breach on behalf of CCN, provided Roche notifies Hadasit on or before the last day of CCN’s cure period under the Agreement that it intends to cure such breach. For clarity, if Roche elects not to cure such breach, such election shall not be deemed a breach of this Side Letter by Roche or of the Roche Agreement.

2.4 Direct License to Roche.

2.4.1	During the Term (as defined in the Roche Agreement), if the Agreement, or any license thereunder with respect to the Licensed Materials or Licensed Technology in the RPE Field, is terminated or otherwise ceases to be in effect for any reason, Hadasit and CCN shall within [***] provide written notice thereof to Roche (the “Termination Notice”). Whether or not such notice is provided, the agreement attached hereto in Exhibit B (“Direct License”) will automatically and without further action required by Roche (including any obligation to pay to Hadasit any additional consideration that is not set forth in the Agreement with respect to Licensed Products in the RPE Field) go into effect, with effect from the effective date of termination of the Agreement (or, as applicable, termination of any of the license(s) thereunder with respect to the Licensed Materials or Licensed Technology. Upon effectiveness of the Direct License, CCN and Lineage hereby waive any claims against Hadasit for breach of the Agreement due to grant of the Direct License.

2.4.2	As a condition to the Direct License remaining in effect, within [***] of Roche receiving the Termination Notice, Roche shall: (a) provide written confirmation to Hadasit that (i) Roche is not in breach of the Roche Agreement at the time the Direct License becomes effective and (ii) termination of the Agreement did not result from an uncured material breach of the Roche Agreement by Roche; and (b) pay to Hadasit any outstanding amounts that are or become due under Article 3 of the Agreement (as amended by that certain side letter of even date herewith among Hadasit, CCN and Lineage) by CCN to Hadasit. For clarity, Roche shall not owe to Hadasit amounts in addition to, or in excess of, the amounts that would be owed by CCN to Hadasit pursuant to Article 3 of the Agreement with respect to the Licensed Products in the RPE Field. If Roche provides written notice to Hadasit that Roche does not wish to retain the Direct License, or if Roche does not satisfy its obligations under (a) and (b) of this Section 2.4.2, then the Direct License shall terminate upon the lapse of such [***] period.

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3. Amendments TO AGREEMENT

3.1 Amendment to Section 2.2. Notwithstanding anything to the contrary stated in Section 2.2 of the Agreement or herein:

3.1.1	With respect to Hadasit’s or its Affiliate’s exercise of the retained rights to practice the Licensed Technology and to use the Licensed Materials within the Field under Section 2.2(A), Hadasit shall provide to Roche: (a) any results generated by Hadasit or its Affiliates following the date of this Side Letter using the [***] cell lines or RPE Cells derived therefrom, (b) any results received from any academic or not-for-profit research organizations using the Licensed Technology, [***] cell lines, or RPE Cells derived therefrom, transferred to such organizations pursuant to an MTA, subject to Section 3.1.2, and (c) any resulting proposed publications for Roche’s review and potential reasonable delay of publication to enable related patent filings.

3.1.2	With respect to Hadasit’s or its Affiliate’s exercise of its retained rights to transfer the Licensed Materials (except for the Licensed Feeder Cell Line) within the Field under Section 2.2(A)(ii), the MTA governing such transfer shall be substantially in the form of Annex F, which shall be revised to include a prohibition of Third Parties from filing any patent applications within the RPE Field.

3.2 Amendment to Section 2.5. Notwithstanding anything to the contrary stated in Section 2.5 of the Agreement or herein:

3.2.1	Roche, as the Sublicensee, may grant further sublicenses (through multiple tiers) (each, a “Further Sublicense”) in accordance with the Roche Agreement; provided that such Further Sublicenses comply with the terms of Section 2.5 of the Agreement, subject to the amendments set forth in this Section 3.2 and provided, further, that Roche shall remain responsible for each Further Sublicensee’s compliance with the applicable provisions of the Agreement in connection with such performance. CCN and Hadasit hereby agree that each Further Sublicense shall be deemed a “Sublicense” and each entity granted a Further Sublicense shall be deemed a “Sublicensee” for purposes of the Agreement.

3.2.2	Section 2.5(i) of the Agreement shall not apply with respect to any Further Sublicensees.

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3.2.3	Section 2.5(v) of the Agreement shall not apply with respect to any Further Sublicensee; provided that Roche remains responsible for such Further Sublicensee’s compliance with the applicable provisions of the Roche Agreement in connection with such Further Sublicensee’s performance. Notwithstanding the foregoing sentence, if Roche exclusively sublicenses its right to commercialize a Licensed Product under the Roche Agreement, Section 2.5(v) of the Agreement shall apply to such Further Sublicensee.

3.2.4	To satisfy its obligations under Section 2.5(v), Roche may, in its sole discretion, self-insure, in part or in whole, for coverage of any liability resulting from the performance of a Further Sublicensee.

3.2.5	Section 2.5(vii) of the Agreement shall not apply with respect to any agreements between Roche and Further Sublicensees; provided that, Roche shall provide to Hadasit the identity of each such Further Sublicensee and the scope of rights granted to such Further Sublicensee with respect to Licensed Materials promptly after execution of the sublicense agreement with such Further Sublicensee.

3.2.6	Section 2.5(viii)(A) of the Agreement shall not apply with respect to the performance of any activities under or in connection with the Roche Agreement; provided however that if the human embryonic stem cell line known as [***] is transferred to a Further Sublicensee, Roche shall provide to Hadasit the identity of such Further Sublicensee together with a confirmation that the Further Sublicensee has undertaken to limit its use of such line to the RPE Field.

3.2.7	Section 2.5(x) of the Agreement shall not apply with respect to the performance of any activities under or in connection with the Roche Agreement; provided that if Roche desires to transfer Licensed Materials to a Further Sublicensee, Roche shall provide to Hadasit the identity of such Further Sublicensee together with a confirmation that the Further Sublicensee has undertaken to limit its use of such line to the RPE Field.

3.2.8	Pursuant to Section 2.5(xi) of the Agreement, Roche shall provide to Hadasit any amendments to the Roche Agreement, provided however that the approval provisions of Section 2.5(xi) of the Agreement shall not apply with respect to such amendments. To the extent any provision of the Roche Agreement that is referred to in this Side Letter is amended or is impacted by any such proposed amendment, such provision shall be deemed unchanged for purposes of this Side Letter unless Hadasit consents in writing to such amended provision (such consent not to be unreasonably withheld).

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3.3 Amendment to Section 4.1. Notwithstanding anything set forth in Section 4.1 of the Agreement, the obligations of CCN under Section 4.1 of the Agreement with respect to the development of Licensed Products in the RPE Field shall be deemed satisfied for so long as Roche satisfies its diligence obligations as set forth in Section 3.8 of the Roche Agreement with respect to a “Licensed Product” (as defined in the Roche Agreement). For the avoidance of doubt, the Parties acknowledge and agree that a “Licensed Product” as defined in the Roche Agreement qualifies as a “Licensed Product” as defined in the Agreement.

3.4 Amendment to Article 5. Notwithstanding anything set forth in Article 5 of the Agreement:

3.4.1	With respect to Roche’s obligations as a Sublicensee under Section 5.3 and Section 5.5 of the Agreement, such obligations shall not apply to Roche with respect to the performance of activities under or in connection with the Roche Agreement for so long as Roche complies with any applicable federal, state, local, foreign, or multinational law (including, GCP, GLP, GMP, and data protection and privacy laws), ethical guidelines (such the ISSCR guidelines and the American Academy of Sciences), statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any governmental authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law with respect to Roche’s activities under the Roche Agreement or exercise of it rights.

3.4.2	Section 5.8 of the Agreement shall not apply with respect to the performance of activities pursuant to the Roche Agreement. However, in the event that Roche decides to conduct a Phase IIb and/or a Phase III clinical trial in Israel in the RPE Field, Roche shall in good faith provide Hadasit with an opportunity to make a proposal to conduct the applicable clinical trial and include Hadasit in a priority review for Roche’s clinical trial feasibility assessment taking into account Hadassah Medical Organization’s previous experience, staff availability, competing studies, site equipment, patient population, enrollment potential, budget, and start-up timelines. Notwithstanding the foregoing, final clinical site selection shall be in Roche’s reasonable discretion.

3.5 Amendment to Article 7. Notwithstanding anything set forth in Article 7 of the Agreement:

3.5.1	With respect to Section 7.1 of the Agreement, with respect to activities performed under the Roche Agreement, (a) a Development Report shall be provided to Hadasit by CCN [***], and (b) such Development Report shall consist of a summary of Roche’s progress in the development of Licensed Products (as defined in the Roche Agreement). For the avoidance of doubt, such Development Report shall not be required to include (i) sales forecasts or (ii) any reports with respect to testing results regarding the Licensed Materials, including safety test results and QC characterization results that will be performed on the Licensed Materials by or on behalf of Roche, or any documentation related thereto.

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3.5.2	With respect to Section 7.2 of the Agreement, with respect to activities performed under the Roche Agreement, (a) the identity of the seller (as described in Section 7.2(ii) of the Agreement) shall not be required in sales report; and (b) deductions to Net Sales (as described in Section 7.2(iii) of the Agreement) shall be listed by category of deduction (not individual deductions).

3.6 Amendment to Article 9 and Article 10.

3.6.1	Company may grant Roche the right to act in its place under Article 9 and Article 10 of the Agreement with respect to the prosecution, maintenance, defense, and enforcement of any Licensed Patents that cover the Licensed Products (as defined in the Roche Agreement) for so long as the Roche Agreement remains in effect. If Company grants such right, references to “Company” in Article 9 and Article 10 of the Agreement shall be replaced by “Roche” as applicable.

3.7 Amendment to Article 11. Notwithstanding anything set forth in Article 11 of the Agreement:

3.7.1	For the avoidance of doubt, the publication rights of Hadasit, Prof. Reubinoff, and other Researchers under Section 11.7 of the Agreement shall not apply with respect to the activities performed or information generated under the Roche Agreement. Hadasit represents and warrants that, except for (i) materials produced by Hadasit or HMO for CCN and (ii) materials received or work performed under clinical trial agreements between Hadasit and its Affiliates, on the one hand, and Lineage or CCN or their respective Affiliate, on the other hand, to its knowledge, neither Hadasit nor its Affiliates has received OpRegen® or access thereto. Hadasit further represents and warrants that neither Hadasit nor its Affiliates is conducting, will conduct, or will enable any third party to conduct, any research using OpRegen®.

3.7.2	For the avoidance of doubt, Section 11.8 shall not apply to any activities performed under the Roche Agreement, provided that such studies were not in progress as of the Side Letter Effective Date.

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3.8 Amendment to Article 13. Notwithstanding anything set forth in Article 13 of the Agreement:

3.8.1	With respect to Section 13.4.1, any continued development efforts (including non-clinical development efforts) by CCN or Roche, and any periods during which either CCN or Roche, as applicable, is awaiting feedback from regulatory authorities shall qualify as “continuing clinical development” for purposes of Section 13.4.1.

3.8.2	With respect to Section 13.4.2, in the event that CCN fails to satisfy its obligations to furnish a Development Report under Section 7.1 of the Agreement, Hadasit shall provide written notice to Roche as set forth in Section 2.3 of this Agreement, and Roche shall have the right to cure such breach in accordance with such provision.

3.8.3	Section 13.5 of the Agreement shall not apply with respect to any Company IP or any other Intellectual Property arising under or in connection with the performance of activities pursuant to the Roche Agreement.

4. MISCELLANEOUS

4.1 Notices. Any notice or communication required to be given by one Party to any other in connection with this Side Letter shall be made in accordance with Article 17, mutatis mutandis, and shall specifically refer to this Side Letter. Notices to Roche shall be sent at the addresses set forth below.

F. Hoffmann-La Roche Ltd

Attention: Legal Department

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

and to

Genentech, Inc.

Attn: Corporate Secretary

1 DNA Way

South San Francisco, CA 94080

with required copies (which shall not constitute notice) to:

Genentech, Inc.

Attn: Head of Global Asset & Alliance Management

1 DNA Way

South San Francisco, CA 94080

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4.2 Amendments. No amendment, modification, release, or discharge of this Side Letter shall be binding upon the Parties unless in writing and duly executed by authorized representatives of all Parties. Hadasit and CCN each covenants to Roche that it will not amend the Agreement in a manner that, directly or indirectly, would impair or have an adverse effect on any of Roche’s (sub)licenses or other rights under the Agreement or the Roche Agreement, without Roche’s prior written consent. Hadasit and CCN acknowledge that this Side Letter constitutes a valid amendment for purposes of Section 19.5 of the Agreement if and to the extent any terms and conditions of the Agreement, as applicable, are expressly modified or amended by this Side Letter solely as they apply to the Roche Agreement. Except as contemplated by the immediately preceding sentence, the terms and conditions of the Agreement shall remain unchanged as set forth therein.

4.3 Assignment. Each of Hadasit, CCN, Roche and their respective Affiliates shall have the right to assign this Side Letter only to the extent such assignment would be permitted under Article 14 of the Agreement (with respect to such agreement), including in the case of Roche, as if Roche were CCN under the Agreement. Notwithstanding the foregoing, Roche shall have the right to assign this Side Letter to any of its Affiliates together with the assignment of the Roche Agreement to such Affiliate, to the extent such assignment would be permitted under Section 15.3 of the Roche Agreement and without the advance written consent of Hadasit or CCN.

4.4 Side Letter Controls. This is the entire Side Letter among the Parties with respect to the subject matter hereof and supersedes all prior representations, understanding and agreements among the Parties with respect to the subject matter hereof. In the event of any conflict between the Agreement and this Side Letter as it applies to Roche’s rights and obligations, the terms of this Side Letter shall control with respect to Roche’s rights and obligations.

4.5 Governing Law. This Side Letter shall be governed by and interpreted in accordance with the laws of Israel and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Jerusalem.

4.6 Counterparts. This Side Letter may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Side Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Side Letter.

4.7 Termination. This Side Letter shall terminate concurrently upon the termination of the Roche Agreement only if the Roche Agreement is terminated by (a) Lineage for Roche’s uncured material breach or (b) Roche in exercise of its right of elective termination. For clarity, in the event that Roche does not satisfy the conditions set forth in Section 2.4.2 of this Side Letter, or Roche notifies Hadasit that it does not wish to retain the Direct License, then this Side Letter shall terminate.

[Remainder of the Page Intentionally Left Blank]

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Hadasit, CCN, FHLR, and Genentech have executed this Side Letter by their respective and duly authorized officers, as evidenced by their signatures below.

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.

By:	/s/ Carol Grumbach

Name:	Carol Grumbach

Title:	CFO

Date:	12/14/21

CELL CURE NEUROSCIENCES LTD.

By:	/s/ Rami Skaliter

Name:	Rami Skaliter

Title:	CEO

Date:	12/13/2021

LINEAGE CELL THERAPEUTICS, INC.

By:	/s/ Brian Culley

Name:	Brian Culley

Title:	CEO

Date:	12/13/2021

F. HOFFMANN - LA ROCHE LTD

By:	/s/ Barbara Schroeder de Castro Lopes	By:	/s/ Vikas Kabra

Name:	Barbara Schroeder de Castro Lopes	Name:	Vikas Kabra

Title:	Authorized Signatory	Title:	Head Transaction Excellence

Date:	12/14/2021	Date:	12/14/2021

GENENTECH, INC.

By:	/s/ Edward Harrington	By:	/s/ Andrew Le

Name:	Edward Harrington	Name:	Andrew Le

Title:	CFO, Genentech	By:	/s/ Jon Aumais

Date:	12/14/2021	Name:	Jon Aumais